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Exhibit 23.2

Consent of KPMG LLP, Independent Auditors

        We consent to the incorporation by reference in the Registration Statement on Form S-3 of Chiron Corporation of our report dated January 28, 2002, relating to the consolidated balance sheet of Chiron Corporation and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001 and the related consolidated financial statement schedule, which report appears in the annual report on Form 10-K of Chiron Corporation for the year ended December 31, 2002, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California
September 19, 2003

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  Exhibit 23.2
Consent of KPMG LLP, Independent Auditors